E. W. BLANCH CO.
R:\98R\16342.DOC                             Reinsurance Services
                                                           Page 3
               Entertainment Coded Excess of Loss
                      Reinsurance Contract
                    Effective:  March 1, 1998

                            issued to

           Associated International Insurance Company
                   Woodland Hills, California
                    Calvert Insurance Company
                       Hoboken, New Jersey
                               and
         any additional company established or acquired
by Associated International Insurance Company, Calvert Insurance
                             Company
         or Gryphon Holdings, Inc., New York, New York,
                    to be included hereunder






















                        E. W. Blanch Co.

                      Reinsurance Services

                      3500 West 80th Street

                  Minneapolis, Minnesota  55431

                        Table of Contents

Article                                                      Page

     I    Classes of Business Reinsured                        3
    II    Term                                                 3
   III    Territory (BRMA 51D)                                 4
    IV    Exclusions                                           4
     V    Retention and Limit                                  5
    VI    Other Reinsurance                                    6
   VII    Definitions                                          6
  VIII    Claims                                               9
    IX    Salvage and Subrogation                              9
     X    Commission (BRMA 10A)                               10
    XI    Premium                                             10
   XII    Late Payments                                       10
  XIII    Offset (BRMA 36C)                                   12
   XIV    Access to Records (BRMA 1D)                         12
    XV    Liability of the Reinsurer                          12
   XVI    Net Retained Lines (BRMA 32E)                       12
  XVII    Errors and Omissions (BRMA 14F)                     12
 XVIII    Currency (BRMA 12A)                                 13
   XIX    Taxes (BRMA 50C)                                    13
    XX    Federal Excise Tax (BRMA 17A)                       13
   XXI    Unauthorized Reinsurers                             13
   XXI    Insolvency                                          15
  XXII    Arbitration                                         16
 XXIII    Service of Suit (BRMA 49C)                          17
  XXIV    Agency Agreement                                    17
   XXV    Intermediary (BRMA 23A)  17


                           Schedule A


               Entertainment Coded Excess of Loss
                      Reinsurance Contract
                    Effective:  March 1, 1998

                            issued to

           Associated International Insurance Company
                   Woodland Hills, California
                    Calvert Insurance Company
                       Hoboken, New Jersey
                               and
         any additional company established or acquired
by Associated International Insurance Company, Calvert Insurance
                             Company
         or Gryphon Holdings, Inc., New York, New York,
                    to be included hereunder
     (hereinafter referred to collectively as the "Company")

                               by

           The Subscribing Reinsurer(s) Executing the
             Interests and Liabilities Agreement(s)
                         Attached Hereto
          (hereinafter referred to as the "Reinsurer")



Article I - Classes of Business Reinsured

By this Contract the Reinsurer agrees to reinsure the excess liability which may accrue to the Company under its policies, contracts and binders of insurance or reinsurance (hereinafter called "policies") issued or renewed on or after the effective date hereof, and classified by the Company as Entertainment Industry Insurance, including but not limited to Negative Film, Faulty Stock/Camera, Props, Sets and Wardrobe, Producers Liability, Third Party Property Damage, Extra Expense and Broad Form All Risks Extra Expense, Office Contents, Automobile Physical Damage, Money and Securities, Miscellaneous Equipment, all types of Cast Insurance, Event Cancellation, Non-Appearance and Other Contingency Coverages, and Other Property Floater Coverages, subject to the terms, conditions and limitations hereinafter set forth.


Article II - Commencement and Termination

A. This Contract shall become effective on March 1, 1998, with respect to occurrences arising out of loss events commencing on or after that date, and shall continue in force thereafter until terminated. In the event renewal negotiations are not completed by any June 30, at the Company's option, this Contract shall continue in force through the following September 30, and any notices of cancellation issued by either the Company or Reinsurer shall also be extended through that following September 30.

B. Either party may terminate this Contract on any June 30 by giving the other party not less than 90 days prior notice by certified mail.

C. Except as provided in paragraph D below, reinsurance hereunder on business in force on the effective date of termination shall remain in full force and effect until termination, cancellation or next premium anniversary of such business, whichever first occurs, following the effective date of termination. However, these limitations shall not apply to any Extended Discovery Endorsement provisions or policies.

D. Notwithstanding the provisions of paragraph C above, the Company shall have the option of reassuming the unexpired liability of the Reinsurer hereunder on business in force on the effective date of termination, in which event the Reinsurer shall not be liable for claims made or losses arising out of loss events commencing after that date. As respects policies providing an aggregate limit of liability which are in force on the effective date of termination, the Reinsurer shall be liable for the entire aggregate loss under such policies if the inception date of the policy period falls on or before the effective date of termination, as respects policies written on an occurrence basis, or if the first claim is made on or before the effective date of termination as respects policies written on a claims made basis.

E. If this Contract is terminated while a loss event covered hereunder is in progress, the Reinsurer's liability hereunder shall, subject to the other terms and conditions of this Contract, be determined as if the entire loss event had occurred prior to the termination of this Contract, provided that no part of such loss event is claimed against any renewal or replacement of this Contract.


Article III - Territory (BRMA 51D)

This Contract shall be worldwide in its geographical scope.


Article IV - Exclusions

This Contract does not apply to and specifically excludes the following:

      1.  Financial guarantee and insolvency.

      2.  War as set out below:

          a. In those cases where the original policy contains a standard "War Exclusion Clause," this Contract shall follow the wording of the original policy.

          b. In those cases where the original policy does not contain a standard "War Exclusion Clause" no liability shall attach hereto in respect of any loss or damage which is occasioned by war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law, or confiscation by order of any government or public authority, but such exclusion shall not apply to business classified by the Company as Third Party Property Damage. Nevertheless, this clause shall not be construed to apply to loss or damage occasioned by riots, strikes, civil commotion, vandalism or malicious damage, or to acts committed by agents of any government, party or faction engaged in war, hostilities or other warlike operations, provided such agents are acting secretly and not in connection with any operations of armed forces (whether military, naval or air forces) in the country where the interests insured are situated.

      3. Nuclear risks as defined in the "Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (U.S.A.)," the "Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance (Canada)," the "Nuclear Incident Exclusion Clause - Liability - Reinsurance (U.S.A.)" and the "Nuclear Incident Exclusion Clause - Liability - Reinsurance (Canada)" attached to and forming part of this Contract.

      4. Nuclear Energy Risks as defined in the "Nuclear Energy Risks Exclusion Clause (Liability and Physical Damage) (Reinsurance) (1994) (Worldwide excluding U.S.A. & Canada) - NMA 1975a" attached to and forming part of this Contract.

      5. All liability of the Company arising, by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency Fund" includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

      6. Loss or liability excluded under the provisions of the "Pools, Associations and Syndicates Exclusion Clause" attached to and forming part of this Contract.

      7. Seepage and pollution as per the original policies where legal, approved and applicable.


Article V - Retention and Limit

The Company shall retain and be liable for the first $10,000,000 of ultimate net loss as respects any one loss event. The Reinsurer shall then be liable for the amount by which such ultimate net loss exceeds the Company's retention, but the liability of the Reinsurer shall not exceed $40,000,000 as respects any one loss event.


Article VI - Other Reinsurance

The Company shall be permitted, but not required, to purchase other pro rata reinsurance on business subject to this Contract. Premiums ceded by the Company for reinsurance which inures to the benefit of this Contract or increases the Company's available capacity shall be deducted in determining subject premium hereunder.


Article VII - Definitions

A. "Ultimate net loss" as used herein is defined as the sum or sums (including loss in excess of policy limits, extra contractual obligations, prejudgment interest if included as part of an award or judgment and any loss adjustment expense, as hereinafter defined) paid or payable by the Company in settlement of claims and in satisfaction of judgments rendered on account of such claims, after deduction of all savage, all recoveries and all claims on inuring insurance or reinsurance, whether collectible or not. Nothing herein shall be construed to mean that losses under this Contract are not recoverable until the Company's ultimate net loss has been ascertained.

B. "Loss in excess of policy limits" and "extra contractual obligations" as used herein shall mean:

     1. "Loss in excess of policy limits" shall mean 90% of any amount paid or payable by the Company under a policy ceded to this Contract in excess of its policy limits, but otherwise within the terms of its policy, as a result of an action against it by its insured or its insured's assignee to recover damages the insured is legally obligated to pay to a third party claimant because of the Company's alleged or actual negligence or bad faith in rejecting a settlement within policy limits, or in discharging its duty to defend or prepare the defense in the trial of an action against its insured, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action.

     2. "Extra contractual obligations" shall mean 90% of any punitive, exemplary, compensatory or consequential damages, other than loss in excess of policy limits, paid or payable by the Company under a policy ceded to this Contract as a result of an action against it by its insured, its insured's assignee or a third party claimant, which action alleges negligence or bad faith on the part of the Company in handling a claim under a policy subject to this Contract.

   Any loss in excess of policy limits or extra contractual obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the policy.

   Notwithstanding anything stated herein, this Contract shall not apply to any loss incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with an individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

C. "Loss adjustment expense" shall mean expenses assignable to the investigation, defense and/or settlement of specific claims, regardless of how such expenses are classified for statutory reporting purposes. Loss adjustment expense shall include 1) prejudgment interest, unless included as part of the award or judgment; 2) post-judgment interest; and
   3) declaratory judgment expenses or other legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto. Loss adjustment expense shall not include office expenses or salaries of the Company's regular employees, except that assigned outside costs of the Company's salaried adjusters shall be included.

   With respect to legal expenses and costs incurred in direct connection with declaratory judgment actions brought to resolve policy language coverage disputes between the Company and its insured, such loss adjustment expense shall, for purposes of this Contract, not exceed an amount equal to the applicable limit of the policy or policies involved unless agreed to by the Reinsurer.

D. The term "loss event" as used herein shall mean an accident, occurrence, claim made, loss discovered or any other circumstance that triggers coverage as provided, defined, or interpreted in the Company's original policies, however:

      1. Where the Company's policy provides for an aggregate limit of liability, the term "loss event" shall mean all losses subject to that aggregate limit, each aggregate period. For purposes of this Contract, the date of loss for purposes of this reinsurance will be the inception date of each aggregate period, as respects policies written on an occurrence basis and the date the first claim is made as respects policies written on a claims made basis. Nevertheless, the Company may extract from any aggregate "loss event" a single loss so it may be combined with losses from other policies and submitted as a single "loss event."

           In the event the Company's losses arising out of a single "loss event" involve policies providing different types of coverage such as an occurrence and a claims made policy, all losses can be combined and submitted as a single "loss event" utilizing the occurrence date of loss for the purpose of reinsurance coverage. In the event the Company's losses arising out of a single "loss event" involve multiple claims made policies, all losses can be combined and submitted as a single "loss event" utilizing the date the first claim is made for the purpose of reinsurance coverage.

      2. As respects policies written on a claims made basis, the date of loss shall be the date the claim is made under the original policy. As respects any extended reporting or discovery period provisions under a claims made policy subject hereto, it is understood and agreed that the following shall apply:

          a. Claims made against and/or reported to the Company during the extended reporting discovery period shall be deemed to have occurred on the last full day of the applicable policy period;

          b. If the Company issues a separate policy and/or reinstates the aggregate limit provided under a policy, premium and losses during the period to which said separate policy and/or reinstated limit applies may, at the time of issuance and at the Company's option, be allocated to (i) the reinsurance contract which is in effect at the effective date of said separate policy and/or at the beginning of the period to which the reinstated limit applies, or (ii) the reinsurance contract which was in effect at the effective date of the original policy. If the Company elects (i), said losses shall be subject to a separate retention and limit (as specified in the Article) from that of the original policy period.

      3. As respects property losses subject hereto, all individual losses directly occasioned by any one disaster, occurrence or loss or series of disasters, occurrences or losses arising out of one occurrence which occurs anywhere in the world, but limited in the United States of America and Canada to the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one "loss event" shall be limited to all individual losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same loss event, except that the term "loss event" shall be further defined as follows:

          a. As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of 72 consecutive hours arising out of and directly occasioned by the same loss event. However, the loss event need not be limited to one state or province or states or provinces contiguous thereto.

          b. As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of 72 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same loss event. The maximum duration of 72 consecutive hours may be extended in respect of individual losses which occur beyond such 72 consecutive hours during the continued occupation of an assured's premises by strikers, provided such occupation commenced during the aforesaid period.

          c. As regards earthquake (the epicenter of which need not necessarily be within the territorial confines referred to above) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 consecutive hours may be included in the Company's "loss event."

          d. As regards "freeze," only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting frozen pipes and tanks and melting snow) may be included in the Company's
          "loss event."

           Except for those "loss events" referred to in subparagraphs a and b above, the Company may choose the date and time when any such period of consecutive hours commences, provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, occurrence or loss, and provided that only one such period of 168 consecutive hours shall apply with respect to one loss event.

           However, as respects those "loss events" referred to in subparagraphs a and b above, if the disaster, occurrence or loss occasioned by the occurrence is of greater duration than 72 consecutive hours, then the Company may divide that disaster, occurrence or loss into two or more "loss events," provided that no two periods overlap and no individual loss is included in more than one such period, and provided that no period commences earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, occurrence or loss.

           It is understood that losses arising from a combination of two or more perils as a result of the same occurrence shall be considered as having arisen from one "loss event." Notwithstanding the foregoing, the hourly limitations as stated above shall not be exceeded as respects the applicable perils and no single "loss event" shall encompass a time period greater than 168 consecutive hours.

   Notwithstanding the foregoing, it is understood that the Company shall be the sole judge of what constitutes a single
   "loss event."



Article VIII - Claims

A. Whenever a loss sustained by the Company appears likely to result in a claim hereunder, the Company shall notify the Reinsurer, and the Reinsurer shall have the right to participate in the adjustment of the loss at its own expense.

B. All loss settlements made by the Company, provided they are within the terms of this Contract, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay all amounts for which it may be liable upon receipt of reasonable evidence of the amount paid (or scheduled to be paid) by the Company.


Article IX - Salvage and Subrogation

The Reinsurer shall be credited with salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. Salvage thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Company for its primary loss. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights.


Article X - Commission (BRMA 10A)

A. The Reinsurer shall allow the Company a 35.0% commission on all premiums ceded to the Reinsurer hereunder. The Company shall allow the Reinsurer return commission on return premiums at the same rate.

B. It is expressly agreed that the ceding commission allowed the Company includes provision for all dividends, commissions, taxes, assessments, and all other expenses of whatever nature, except loss adjustment expense.


Article XI - Premium

A. As premium for the reinsurance provided hereunder, the Company shall pay the Reinsurer a portion of its net written premium, determined at the applicable reinsurance rates set forth in Schedule A attached to and forming part of this Contract, less commission allowed thereon.

B. Within 45 days after the end of each contract quarter, the Company shall report its net written premium for the quarter. The premium due the Reinsurer for the quarter, determined in accordance with paragraph A above, shall be paid by the Company with its report.

C. Within 45 days after the end of each contract quarter, the Company shall calculate and report the unearned reinsurance premium as of the end of the quarter.

D. "Net written premium" as used herein is defined as gross written premium of the Company for the classes of business reinsured hereunder, less cancellations and return premiums, and less premiums ceded by the Company for reinsurance which inures to the benefit of this Contract or increases the Company's available capacity.

E. "Contract quarter" as used herein shall mean the period from March 1, 1998, to June 30, 1998, both days inclusive, and each respective twelve-month period thereafter that this Contract continues in force.


Article XII - Late Payments

A. The provisions of this Article shall not be implemented unless specifically invoked, in writing, by one of the parties to this Contract.

B. In the event any premium, loss or other payment due either party is not received by the intermediary named in
   Article XXVI (hereinafter referred to as the "Intermediary") by the payment due date, the party to whom payment is due may, by notifying the Intermediary in writing, require the debtor party to pay, and the debtor party agrees to pay, an interest penalty on the amount past due calculated for each such payment on the last business day of each month as follows:

      1. The number of full days which have expired since the due date or the last monthly calculation, whichever the lesser; times

      2.   1/365th of the six-month (or nearest thereto) U.S.
      Treasury Bill rate, as quoted in The Wall Street Journal on the first business day of the month for which the calculation is being made; times

      3.   The amount past due, including accrued interest.

   It is agreed that interest shall accumulate until payment of the original amount due plus interest penalties have been received by the Intermediary.

C. The establishment of the due date shall, for purposes of this Article, be determined as follows:

      1. As respects any routine payment, adjustment or return due either party, the due date shall be as provided for in the applicable section of this Contract. In the event a due date is not specifically stated for a given payment, it shall be deemed due 45 days after the date of transmittal by the Intermediary of the initial billing for each such payment.

      2. As respects any payment, adjustment or return due either party not otherwise provided for in subparagraphs 1 and 2 of paragraph C above, the due date shall be deemed as 10 business days following transmittal of written notification that the provisions of this Article have been invoked.

   For purposes of interest calculations only, amounts due hereunder shall be deemed paid upon receipt by the Intermediary.

D. Nothing herein shall be construed as limiting or prohibiting
   1) a Subscribing Reinsurer from contesting the validity of any claim, or from participating in the defense or control of any claim or suit; or 2) either party from contesting the validity of any payment, or from initiating any arbitration or other proceeding in accordance with the provisions of this Contract. If the debtor party prevails in an arbitration or other proceeding, then any interest penalties due hereunder on the amount in dispute shall be null and void. If the debtor party loses in such proceeding, then the interest penalty on the amount determined to be due hereunder shall be calculated in accordance with the provisions set forth above unless otherwise determined by such proceedings. If a debtor party advances payment of any amount it is contesting, and proves to be correct in its contestation, either in whole or in part, the other party shall reimburse the debtor party for any such excess payment made plus interest on the excess amount calculated in accordance with this Article.

E. Interest penalties arising out of the application of this Article that are $100 or less from any party shall be waived unless there is a pattern of late payments consisting of three or more items over the course of any 12-month period.


Article XIII - Offset (BRMA 36C)

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.


Article XIV - Access to Records (BRMA 1D)

The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Company which pertain in any way to this reinsurance.


Article XV - Liability of the Reinsurer

A. The liability of the Reinsurer shall follow that of the Company in every case and be subject in all respects to all the general and specific stipulations, clauses, waivers and modifications of the Company's policies and any endorsements thereon. However, in no event shall this be construed in any way to provide coverage outside the terms and conditions set forth in this Contract.

B. Nothing herein shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third party or any persons not parties to this Contract.


Article XVI - Net Retained Lines (BRMA 32E)

A. This Contract applies only to that portion of any policy which the Company retains net for its own account (prior to deduction of any underlying reinsurance specifically permitted in this Contract), and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Contract attaches, only loss or losses in respect of that portion of any policy which the Company retains net for its own account shall be included.

B. The amount of the Reinsurer's liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurer(s), whether specific or general, any amounts which may have become due from such reinsurer(s), whether such inability arises from the insolvency of such other reinsurer(s) or otherwise.


Article XVII - Errors and Omissions (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.


Article XVIII - Currency (BRMA 12A)

A. Whenever the word "Dollars" or the "$" sign appears in this Contract, they shall be construed to mean United States
   Dollars and all transactions under this Contract shall be in United States Dollars.

B. Amounts paid or received by the Company in any other currency shall be converted to United States Dollars at the rate of exchange at the date such transaction is entered on the books of the Company.


Article XIX - Taxes (BRMA 50C)

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America, the District of Columbia or Canada.


Article XX - Federal Excise Tax (BRMA 17A)

(Applicable to those reinsurers, excepting Underwriters at Lloyd's London and other reinsurers exempt from Federal Excise
Tax, who are domiciled outside the United States of America.)

A. The Reinsurer has agreed to allow for the purpose of paying the Federal Excise Tax the applicable percentage of the premium payable hereon (as imposed under Section 4371 of the Internal Revenue Code) to the extent such premium is subject to the Federal Excise Tax.

B. In the event of any return of premium becoming due hereunder the Reinsurer will deduct the applicable percentage from the return premium payable hereon and the Company or its agent should take steps to recover the tax from the United States Government.


Article XXI - Unauthorized Reinsurers

A. If the Reinsurer is unauthorized in any state of the United States of America or the District of Columbia, the Reinsurer agrees to fund its share of the Company's ceded United States unearned premium and outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) by:

      1. Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

      2.   Escrow accounts for the benefit of the Company;
      and/or

      3.   Cash advances;

   if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved. The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

B. If the Reinsurer is unauthorized in any province or
   jurisdiction of Canada, the Reinsurer agrees to fund 115% of its share of the Company's ceded Canadian unearned premium and outstanding loss and loss adjustment expense reserves
   (including incurred but not reported loss reserves) by:

      1. A clean, irrevocable and unconditional letter of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a Canadian bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities, for no more than 15/115ths of the total funding required; and/or

      2. Cash advances for the remaining balance of the funding required;

   if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved.

C. With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an "evergreen clause," which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

      1. To reimburse itself for the Reinsurer's share of unearned premiums returned to insureds on account of policy cancellations, unless paid in cash by the Reinsurer;

      2. To reimburse itself for the Reinsurer's share of losses and/or loss adjustment expense paid under the terms of policies reinsured hereunder, unless paid in cash by the Reinsurer;

      3. To reimburse itself for the Reinsurer's share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

      4. To fund a cash account in an amount equal to the Reinsurer's share of any ceded unearned premium and/or outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves) funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

      5. To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer's share of the Company's ceded unearned premium and/or outstanding loss and loss adjustment expense reserves (including incurred but not reported loss reserves), if so requested by the Reinsurer.

   In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for C(1), C(2) or C(4), or in the case of C(3), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.


Article XXII - Insolvency

A. In the event of the insolvency of one or more of the reinsured companies, this reinsurance shall be payable directly to the company or to its liquidator, receiver, conservator or statutory successor immediately upon demand, with reasonable provision for verification, on the basis of the liability of the company without diminution because of the insolvency of the company or because the liquidator, receiver, conservator or statutory successor of the company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the company shall give written notice to the Reinsurer of the pendency of a claim against the company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the company solely as a result of the defense undertaken by the Reinsurer.

B. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the company.

C. It is further understood and agreed that, in the event of the insolvency of one or more of the reinsured companies, the reinsurance under this Contract shall be payable directly by the Reinsurer to the company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (1) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the company or (2) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the company to such payees.


Article XXIII - Arbitration

A. As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd's London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

B. Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C. If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

D. Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

E. Any arbitration proceedings shall take place at Woodland
   Hills, California, unless otherwise mutually agreed.

F. It is agreed that the jurisdiction of the Arbiters to make or render any decision or award shall be limited by the limit of liability expressly hereinbefore set forth, and that the Arbiters shall have no jurisdiction to make any decision or render any award exceeding such expressly stated limit of liability of the Reinsurer, nor do they have the jurisdiction to authorize any punitive, exemplary or consequential damage awards between the parties hereto.


Article XXIV - Service of Suit (BRMA 49C)

(Applicable if the Reinsurer is not domiciled in the United
States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)

A. It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B. Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.


Article XXV - Agency Agreement

Associated International Insurance Company shall be deemed the agent of the other reinsured companies for purposes of sending or receiving notices required by the terms and conditions of this Contract, and for purposes of remitting or receiving any monies due any party.


Article XXVI - Intermediary (BRMA 23A)

E. W. Blanch Co. is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through E. W. Blanch Co., Reinsurance Services, 3500 West 80th Street, Minneapolis, Minnesota 55431. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.


In Witness Whereof, the Company by its duly authorized representative has executed this Contract as of the date undermentioned at:

Woodland Hills, California,this _______ day of _____________199___.

                __________________________________________________
                Associated International Insurance Company
                Calvert Insurance Company

                           Schedule A

                             to the

               Entertainment Coded Excess of Loss
                      Reinsurance Contract
                    Effective:  March 1, 1998

                            issued to

           Associated International Insurance Company
                   Woodland Hills, California
                    Calvert Insurance Company
                       Hoboken, New Jersey
                               and
         any additional company established or acquired
by Associated International Insurance Company, Calvert Insurance
                             Company
         or Gryphon Holdings, Inc., New York, New York,
                    to be included hereunder



                          Rating Table

           Policy Limits                 Reinsurance Rate

             0 to $10,000,000                    0%
   $10,000,001 to $20,000,000                 18.0%
   $20,000,001 to $30,000,000                 33.0%
   $30,000,001 to $40,000,000                 40.0%
   $40,000,001 and above                      44.0%